Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 10, 2025.

GS Finance Corp. $ Capped Airbag GEARS Linked to the MSCI EAFE Index due guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of MSCI EAFE Index. The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. If the closing level of the index on the determination date (the final index level) is greater than the initial index level (set on the trade date), then the return on your securities will be positive and equal the product of the index return (the percentage increase or decrease in the final index level from the initial index level) multiplied by the upside gearing, subject to the maximum settlement amount. If the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity. If the final index level is less than the downside threshold, the return on your securities will be negative and you will lose approximately 1.1111% of the face amount of your securities for every 1.00% decline in the level of the index beyond the downside threshold. You could lose your entire investment in the securities.

Investing in the securities involves significant risks. You may lose a significant portion or all of your investment. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features							Key Dates*
o
Enhanced Exposure to Positive Index Return up to the Maximum Return– At maturity, the securities provide exposure to any positive index return times the upside gearing up to the maximum return.
o
Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final index level is less than the downside threshold, you will receive less than the face amount of your securities, if anything, and you will lose approximately 1.1111% of the face amount of your securities for each 1% decline in the level of the index from the initial index level to the final index level in excess of the threshold percentage. You may lose your entire investment. The contingent repayment of principal applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.
							Trade date			February 10, 2025
							Original issue date			February 13, 2025
							Determination date**			February 10, 2027
							Stated maturity date**			February 16, 2027
*Expected.
**Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the full downside market risk as the index. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

Key Terms
Index	Bloomberg Symbol	Initial Index Level	Upside Gearing	Maximum Return	Maximum Settlement Amount (per $10 Face Amount)	Downside Threshold (% of Initial Index Level)	Threshold Percentage	Downside Gearing	CUSIP	ISIN
MSCI EAFE Index	MXEA		1.50	37.15%	$13.715	90.00%	10.00%	approximately 1.1111	36270N817	US36270N8175

The estimated value of your securities at the time the terms of your securities are set on the trade date is expected to be between $9.65 and $9.95 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	0% of the face amount*	100% of the face amount

*Goldman Sachs & Co. LLC will sell the securities to UBS Financial Services Inc., the selling agent, at 100.00% of the face amount of the securities. UBS Financial Services Inc. will sell the securities to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or any sales commission relating to these sales.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. dated , 2025.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $9.65 and $9.95 per $10 face amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $10 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over a 88 day period from the time of pricing). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

• General terms supplement no. 8,999 dated February 13, 2023

• Underlier supplement no. 42 dated December 18, 2024

• Prospectus supplement dated February 13, 2023

• Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 42 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of all or a substantial portion of your investment.

• You can tolerate a loss of all or a substantial portion of your investment, and are willing to make an investment that may have the full downside market risk of a hypothetical investment in the index or the stocks comprising the index.

• You believe that the level of the index will appreciate over the term of the securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum return.

• You understand and accept that your potential return is limited to the maximum settlement amount and you are willing to invest in the securities based on the maximum settlement amount.

• You are willing to invest in the securities based on the maximum settlement amount, upside gearing and the downside threshold (and corresponding threshold percentage and downside gearing) specified on the cover hereof.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You do not seek current income from your investment, and are willing to forgo dividends paid on the stocks comprising the index.

• You are able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the index.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all or a substantial portion of your investment.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the full downside market risk of a hypothetical investment in the index or the stocks comprising the index.

• You believe that the level of the index will decline during the term of the securities and the final index level is likely to close below the downside threshold, or you believe that the level of the index will appreciate over the term of the securities and the percentage of appreciation, when multiplied by the upside gearing, is likely to exceed the maximum return.

• You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the securities based on the upside gearing specified on the cover hereof.

• You are not willing to invest in the securities based on the maximum settlement amount, upside gearing or the downside threshold (and corresponding threshold percentage and downside gearing) specified on the cover hereof.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment, or prefer to receive the dividends paid on the stocks comprising the index.

• You are unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the index.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the index, please see the section titled “The Underlying Index” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying index:	MSCI EAFE Index
Face amount:

$ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:	On the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.
Cash settlement amount:

•    if the final underlying index level is greater than or equal to the cap level, the maximum settlement amount;

•    if the final underlying index level is greater than the initial underlying index level but less than the cap level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;

•    if the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or

•    if the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the downside gearing times (c) the sum of the underlying index return plus the threshold percentage

Initial underlying index level:	the closing level of the underlying index on the trade date
Final underlying index level:	the closing level of the underlying index on the determination date
Underlying index return:	the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a percentage
Upside gearing:	1.50
Cap level:

expected to be approximately 124.767% of the initial underlying index level.

The cap level represents (i) the maximum return (as specified below) divided by the upside gearing of 1.50 plus (ii) 100% and is the level of the underlying index at or above which you will receive the maximum settlement amount. If the final underlying index level is greater than the cap level (in which case the underlying index return is greater than the maximum return), you will not receive more than the maximum settlement amount.

Maximum settlement amount:	expected to be $13.715, which corresponds to an expected maximum return on the securities of 37.15%
Downside threshold:	90.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Threshold percentage:	10.00%

Downside gearing:	the quotient of the initial underlying index level divided by the downside threshold, which equals approximately 1.1111%
Trade date:	expected to be February 10, 2025
Original issue date (set on the trade date):	expected to be February 13, 2025
Determination date (set on the trade date):	expected to be February 10, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date (set on the trade date):	expected to be February 16, 2027, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

INVESTMENT TIMELINE WITH RESPECT TO THE SECURITIES OFFERED HEREBY

Trade Date	The initial underlying index level and the final terms of the securities are set

Maturity Date

The final underlying index level is determined as of the determination date.

If the final underlying index level is greater than or equal to the cap level, the maximum settlement amount;

If the final underlying index level is greater than the initial underlying index level but less than the cap level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;

If the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or

If the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the downside gearing times (c) the sum of the underlying index return plus the threshold percentage. You will receive less than the face amount of your securities at maturity and you will lose approximately 1.1111% of the face amount of your securities for every 1.00% that such decline exceeds the threshold percentage.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments at maturity under different hypothetical scenarios for a $10 security linked to the underlying index based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlying index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlying index levels that are entirely hypothetical; no one can predict what the underlying index level will be on any day throughout the life of your securities, and no one can predict what the final underlying index level will be on the determination date. The underlying index has been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-12 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.50
Cap level	approximately 124.767% of the initial underlying index level
Maximum settlement amount	$13.715 (i.e., a 37.15% maximum return)
Downside threshold	90.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Downside gearing	approximately 1.1111
Threshold percentage	10.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the underlying index sponsor calculates the underlying index
Securities purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlying index level that will serve as the baseline for determining the underlying index return and the amount that we will pay on your securities at maturity. We will not do so until the trade date. As a result, the actual initial underlying index level may differ substantially from the underlying index level prior to the trade date.

For these reasons, the actual performance of the underlying index over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the underlying index levels during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” on page PS-21. Before investing in the securities, you should consult publicly available information to determine the underlying index levels between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

The levels in the left column of the table below represent hypothetical final underlying index levels and are expressed as percentages of the initial underlying index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying index level and the assumptions noted above.

Hypothetical Final Underlying Index Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
175.000%	137.150%
150.000%	137.150%
124.767%	137.150%
106.000%	109.000%
103.000%	104.500%
100.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlying index level were determined to be 25.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be approximately 27.778% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the final underlying index level were determined to be 90.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

In addition, if the final underlying index level were determined to be 175.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be capped at the maximum settlement amount, or 137.15% of each $10 face amount of your securities, as shown in the table above. In such case, the maximum return will be 37.15%, which represents the percentage difference between the maximum settlement amount of $13.715 and the face amount of $10. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final underlying index level over approximately 124.767% of the initial underlying index level. This is because the cap level represents (i) the maximum return of 37.15% divided by the upside gearing of 1.50 plus (ii) 100%.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying index level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities. In addition, the chart shows that any hypothetical final underlying index level of greater than 100.000% (the section right of the 100.000% marker on the horizontal axis) but less than approximately 124.767% (the section left of the 124.767% marker on the horizontal axis) would result in the underlying index return being enhanced by the upside gearing. The chart also shows that any hypothetical final underlying index level of greater than or equal to approximately 124.767% (the section right of the 124.767% marker on the horizontal axis) would result in a capped return on your investment. If the final underlying index level declines, relative to the initial underlying index level, by more than the threshold percentage, you will lose approximately 1.1111% of the face amount of your securities for every 1% that such decline exceeds the threshold percentage and you may lose your entire investment in the securities.

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical cash settlement amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-15. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlying index level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the underlying index level and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual initial underlying index level, which we will set on the trade date, and the actual final underlying index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

•
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

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You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial underlying index level to the closing level of the underlying index on the determination date. If the final underlying index level is less than the downside threshold (i.e., the final underlying index level has declined, relative to the initial underlying index level, by more than the threshold percentage), you will have a loss for each $10 of the face amount of your securities equal to the product of $10 times the product of the downside gearing times the sum of the underlying index return plus the threshold percentage. As specified elsewhere in this pricing supplement, if the final underlying index level declines, relative to the initial underlying index level, by more than the threshold percentage, you will lose approximately 1.1111% of the face amount of your securities for every 1% that such decline exceeds the threshold percentage. Thus, you may lose your entire investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the downside threshold applies only at maturity and the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

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A Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Index, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Index and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the downside threshold, are based, in part, on the expected volatility of the underlying index at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index.

Higher expected volatility with respect to the underlying index as of the trade date generally indicates a greater expectation as of that date that the final underlying index level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity but with one or more different underlying indices. However, there is no guarantee that the lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of losing some or all of your investment in the securities.

A relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying index will decrease substantially. This would result in a significant loss at maturity if the final underlying index level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying index.

You should not take the historical volatility of the underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying index and the potential to lose some or all of your investment at maturity.

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The Cash Settlement Amount on Your Securities Is Not Linked to the Level of the Underlying Index at Any Time Other Than the Determination Date

The final underlying index level will be based on the closing level of the underlying index on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlying index dropped precipitously on the determination date, the cash settlement amount for your securities may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlying index prior to such drop in the level of the underlying index. Although the actual level of the underlying index on the stated maturity date or at other times during the life of your securities may be higher than the final underlying index level, you will not benefit from the closing level of the underlying index at any time other than on the determination date.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the cash settlement amount payable for each of your securities on the stated maturity date exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Potential for the Value of Your Securities to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your securities will be limited. The maximum settlement amount will limit the cash settlement amount you may receive for each of your securities at maturity, no matter how much the level of the underlying index may rise beyond the cap level over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlying index.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

• the level of the underlying index;

• the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying index;

• the dividend rates of the underlying index stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the level of the underlying index;

• interest rates and yield rates in the market;

• the time remaining until your securities mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount. In addition, the impact of the downside threshold on the return on your investment will depend upon the price you pay for your securities relative to face amount. For example, if you purchase your securities at a premium to the face amount, the threshold percentage, while still reducing the downside exposure to the underlying index, will allow a greater percentage decrease in your investment in the securities than would have been the case for securities purchased at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your securities relative to face amount. For example, if you purchase your securities at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the securities than would have been the case for securities purchased at face amount or a discount to face amount. In such cases, your return will be less than the maximum return.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underlying Index

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An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the notes. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

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Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the underlying index is a U.S. dollar denominated index whose underlying stock prices are converted by the underlying index sponsor into U.S. dollars for purposes of calculating the value of the underlying index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the underlying index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the underlying index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall underlying index. If, taking into account such weighting, the U.S.

dollar strengthens against the component currencies, the value of the underlying index may be adversely affected and the amount payable at maturity of the notes may be reduced.

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Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

THE UNDERLYING INDEX

The MSCI EAFE Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 21 MSCI standard single country indices for the developed market countries listed above.

For more details about the MSCI EAFE Index, the underlying index sponsor and license agreement between the underlying index sponsor and the issuer, see “The Underliers — MSCI Indices” in the accompanying underlier supplement no. 42.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Historical Closing Levels of the Underlying Index

The closing levels of the underlying index have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying index during the period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying index as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the levels of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index.

The actual performance of the underlying index over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlying index from January 1, 2020 through February 6, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the MSCI EAFE Index

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt

Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. will sell the securities to UBS Financial Services Inc., the selling agent, at 100.00% of the face amount of the securities. UBS Financial Services Inc. will sell the securities to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or any sales commission relating to these sales. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We expect to deliver the securities against payment therefor in New York, New York on February 13, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Capped Airbag GEARS Linked to the MSCI EAFE Index due

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent